Exhibit 10.24
REMPLOYMENT AGREEMENT
between
GULFPORT ENERGY CORPORATION
and
Matthew Rucker
Effective March 1, 2023
EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is made effective March 1, 2023, between GULFPORT ENERGY CORPORATION, a Delaware corporation (the “Company”) and Matthew Rucker, an individual (the “Executive”).
WITNESSETH:
WHEREAS, the Company desires to continue to retain the services of the Executive and the Executive desires to continue to make the Executive’s services available to the Company, pursuant to the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
1.Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue such employment subject to the terms and conditions contained in this Agreement.
2.Executive’s Duties. The Executive is employed on a full-time basis. Throughout the Term (as defined below), the Executive will use the Executive’s best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.
2.1.Specific Duties. The Executive will serve as Senior Vice President, Operations of the Company, and in such other positions as might be mutually agreed upon by the parties, and shall report directly to the Company’s Chief Executive Officer (the “CEO”). The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the CEO. During the Term, the Executive may be appointed to serve as a director or officer of any of the Company’s affiliated entities without additional compensation.
2.2.Duty of Loyalty. The Executive acknowledges and agrees that the Executive has a fiduciary duty of loyalty to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any of its affiliates. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for the Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

2.3.Policies and Procedures. The Company has issued various policies and procedures applicable to all employees of the Company and its related and affiliated entities including policies which set forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with such policies and procedures except to the extent inconsistent with this Agreement. Such policies and procedures may be changed or adopted in the sole discretion of the Company without advance notice.
2.4.Principal Place of Employment. During the Term, the Executive’s principal place of employment with the Company shall be the Company’s corporate headquarters located in Oklahoma City, Oklahoma; provided, that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes, subject to the Company’s travel policy.
3.Other Activities. The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) of this Section 3 do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.
4.Executive’s Compensation. The Company agrees to compensate the Executive as follows:
4.1.Base Salary. During the Term, the Executive shall be paid an annual base salary at a rate of $390,000.00 (the “Base Salary”), paid in accordance with the Company’s normal payroll procedures. The Compensation Committee of the Board (the “Committee”) will annually review the Executive’s Base Salary for increase, with any such increase being in the sole discretion of the Committee.
4.2.Bonus. During the Term, the Executive shall be eligible to receive an annual bonus under the Company’s annual incentive plan as may be in effect from time to time (the “Annual Bonus”), based on the achievement of performance targets established by the Committee. The Annual Bonus for fiscal year 2023 shall be targeted at seventy-five percent (75%) of Base Salary, and for each subsequent fiscal year during the Term, the Annual Bonus target shall be determined by the Committee in its sole discretion. The Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally paid to other executive officers of the Company, subject to the Executive’s continued employment through the applicable payment date.
4.3.Equity Compensation. During the Term, the Executive will be eligible to receive annual grants of incentive equity awards as determined in the sole discretion of the Committee pursuant to the Gulfport Energy Corporation 2021 Stock Incentive Plan (the “Incentive

Plan”) and any other Company equity compensation plans in effect from time to time (together with the Incentive Plan, the “Equity Compensation Plans”), subject to the terms and conditions of the applicable Equity Compensation Plan and the terms and conditions of each award agreement as determined by the Committee in its discretion. The target aggregate fair value of such awards shall be as determined by the Committee in its discretion, it being understood that the Committee may elect to not provide the Executive an award with respect to a particular year.
4.4.Benefits. The Company will provide the Executive with benefits that are customarily provided to similarly situated executives of the Company and as are set forth in and governed by the Company’s employment policies and applicable plan documents. Additionally, the Company will provide twenty-five (25) days of paid time off (“PTO”) to the Executive, in accordance with the Company’s PTO policy. No additional compensation will be paid for failure to take PTO, except upon certain terminations of employment as set forth in Section 6 hereof. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time in the Company’s sole discretion. The Executive will be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy. All payments for reimbursement under this Section 4.4 shall be paid promptly but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such expenses.
5.Term. The term of the Executive’s employment under the provisions of this Agreement shall be for a period commencing on March 1, 2023 (the “Effective Date”) and shall continue until December 31, 2026 (the “Initial Expiration Date”), unless terminated earlier pursuant to Section 6 hereof; provided, that upon the Initial Expiration Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date (the period of the Executive’s employment under this Agreement being the “Term”); provided, further, that if during the Term a Change in Control (as defined in the Incentive Plan) occurs, the Term shall be extended to the later of (i) the original expiration date of the Term and (ii) the expiration of the Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the twenty-four (24) month period commencing on the effective date of a Change in Control.
6.Termination. This Agreement will continue in effect until the expiration of the Term unless earlier terminated pursuant to this Section 6. For purposes of this Agreement, “Termination Date” shall mean (a) if the Executive’s employment is terminated pursuant to Section 6.4 by death, the date of the Executive’s death; (b) if the Executive’s employment is terminated pursuant to Section 6.3 due to a disability, thirty (30) days after notice of termination is provided to the Executive in accordance with Section 6.3; (c) if the Executive’s employment is terminated by the Company without Cause (as defined in Section 6.1.5) pursuant to Section 6.1.1 or by the Executive for Good Reason (as defined in Section 6.1.2) pursuant to Section 6.1.2, on the effective date of termination specified in the notice required by Section 6.1.1 or Section 6.1.2, respectively; (d) if the Executive’s employment is terminated by Company for Cause pursuant to Section 6.1.5, the date on which the notice of termination required by Section 6.1.5 is given; or (e) if the Executive’s employment is terminated by the Executive without Good Reason pursuant to Section 6.2, on the effective date of termination specified by the Executive in the notice of termination required by Section 6.2 unless the Company rejects such date as allowed by Section 6.2, in which case it would be the date specified by the Company. Upon the Executive’s termination of employment for any reason pursuant to this Section 6, the Executive shall be entitled to receive the following: (i) any earned but unpaid Base Salary, payable within thirty (30) days following the Termination Date, (ii) any unreimbursed business expenses incurred through the Termination Date, payable within thirty (30) days following the Termination Date, (iii) payment of any PTO pay accrued but unused through the Termination Date, payable within thirty (30) days following the Termination Date, and (iv) any amounts or benefits due under any benefit plan, program or arrangement of the Company, in accordance with the terms contained therein (collectively, the “Accrued Benefits”).
6.1.Termination without Cause; for Good Reason; for Cause. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term under the following circumstances:
6.1.1.Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than the date of such notice.
6.1.2.Termination by the Executive for Good Reason. The Executive may terminate employment with the Company for Good Reason and such termination will not be a breach of this Agreement by the Executive. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one of the events set forth below:
i.elimination of the Executive’s job position or material reduction in duties and/or reassignment of the Executive to a new position of materially less authority;
ii.a material reduction in the Executive’s Base Salary; or
iii.the relocation of the Executive’s principal place of employment by more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Effective Date.
Notwithstanding the foregoing, the Executive will not be deemed to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within ninety (90) days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

6.1.3.Obligations of the Company Upon a Termination by the Company without Cause or by the Executive for Good Reason. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, subject to the Executive’s (a) execution and non-revocation of the waiver and release agreement substantially in the form attached hereto as Exhibit A, which will operate as a release of all legally waivable claims against the Company (the “Release”), and (b) continued compliance with the restrictive covenants set forth in Sections 7, 8 and 9 of this Agreement (collectively, the “Restrictive Covenants”), the Executive will receive (i) the Accrued Benefits; (ii) a cash severance payment equal to one (1) times the sum of (x) the Executive’s then-current Base Salary plus (y) the Executive’s target Annual Bonus for the fiscal year in which such termination occurs, payable in a lump sum on the date that is sixty (60) days following the Termination Date; (iii) payment of the prorata portion of the Executive’s target Annual Bonus for the fiscal year in which the Termination Date occurs, determined based on the number of days that have lapsed during such fiscal year prior to the Termination Date divided by 365, payable in a lump sum on the date that is sixty (60) days following the Termination Date; and (iv) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”), a cash payment equal to the Executive’s aggregate monthly COBRA premiums for the twelve (12) month period following the Termination Date, payable in a lump sum on the date that is sixty (60) days following the Termination Date, to be used by the Executive to subsidize the Executive’s COBRA premiums.
6.1.4.Obligations of the Company Upon a Termination by the Company without Cause or by the Executive for Good Reason Following a Change in Control. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in each case, during the Change in Control Period, subject to the Executive’s (a) execution and non-revocation of the Release, and (b) continued compliance with the Restrictive Covenants, the Executive will receive, in lieu of the severance payments set forth in Section 6.1.3 hereof, (i) the Accrued Benefits; (ii) a cash severance payment equal to two (2) times the sum of (x) the Executive’s then-current Base Salary plus (y) the Executive’s target Annual Bonus for the fiscal year in which such termination occurs, payable in a lump sum on the date that is sixty (60) days following the Termination Date; (iii) payment of the pro-rata portion of the Executive’s target Annual Bonus for the fiscal year in which the Termination Date occurs, determined based on the number of days that have lapsed during such fiscal year prior to the Termination Date divided by 365, payable in a lump sum on the date that is sixty (60) days following the Termination Date; and (iv) subject to the Executive’s timely election of continuation coverage under COBRA, a cash payment equal to the Executive’s aggregate monthly COBRA premiums for the eighteen (18) month period following the Termination Date, payable in a lump sum on the date that is sixty (60) days following the Termination Date, to be used by the Executive to subsidize the Executive’s COBRA premiums.

In the event the Executive breaches any of the Restrictive Covenants, the Executive’s right to receive the severance payments set forth in Section 6.1.3 or Section 6.1.4 hereof, as applicable, shall immediately cease and be forfeited, and any prior severance payments previously paid to the Executive shall be immediately repaid by the Executive to the Company.
6.1.5.Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause by giving the Executive written notice of such termination. For purposes of this Agreement, “Cause” means:
i.the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or
ii.the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Upon the termination of the Executive’s employment by the Company for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than the Accrued Benefits.
6.2.Termination by Executive without Good Reason. The Executive may voluntarily terminate the Executive’s employment under this Agreement without Good Reason upon the service of ninety (90) days’ prior written notice of such termination to the Company. The Company reserves the right to end the employment relationship at any time after the date such notice is given to the Company and to pay the Executive through the Termination Date, which will not change the nature of the termination for purposes of this Agreement.
6.3.Disability. If the Executive becomes “Disabled” (as defined below), the Company may give the Executive written notice of its intention to terminate on the thirtieth (30th) day after receipt of the notice by the Executive. For purposes of this Agreement, the Executive is “Disabled” if the Executive is unable to perform the essential functions of the position (with or without reasonable accommodation) under this Agreement, which disability lasts for an uninterrupted period of at least ninety (90) days or a total of at least one-hundred and eighty (180) days out of any consecutive three-hundred and sixty (360) day period, as a result of the Executive’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Company). In applying this Section 6.3, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.
6.4.Death of Executive. If the Executive dies during the Term, the Company may thereafter terminate this Agreement without compensation. Amounts payable under this Section 6.4 shall be paid to the beneficiary designated on the Company’s universal beneficiary designation form in effect on the date of the Executive’s death. If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.4 shall be paid to the Executive’s estate.
6.5.Effect of Termination. Upon termination of this Agreement and termination of the Executive’s employment for any reason (other than by reason of the Executive’s death), the Executive shall comply with all post-employment requirements including this Section 6.5 and Sections 7, 8, 9, 10, 11, 12 and 13, as well as the Company’s arbitration program. Except as otherwise expressly provided in this Section 6, no accrued bonus, severance pay or any other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, Confidential Information (as defined below), research, results, test data, instructions, drawings, sketches, specifications, product data sheets, products, books, DVDs, disks, memory devices, business plans, marketing plans, documents, correspondence, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive’s possession will remain the property of the Company. Upon termination of employment, the Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company’s premises before or after the Termination Date. In the event that the Executive separates employment with the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement. Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company. Notwithstanding the foregoing, in the event that the Executive continues to provide services to the Company as a member of the Board following the Termination Date, if applicable, the Company may defer the application of any of the foregoing obligations in this Section 6.5 until the date of the Executive’s termination of service as a member of the Board.
Unless otherwise agreed to in writing by the Company and the Executive priorto the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company and (b) an automatic revocation of any power of attorney granted to the Executive for the benefit of the Company or any of its affiliates.
7.Trade Secrets, Confidential Information and Inventions of the Company.
7.1.Trade Secrets and Confidential Information. The Executive agrees that during the Executive’s employment hereunder, the Executive will have access to various trade secrets, confidential information and inventions of the Company as defined below.
7.1.1.“Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information includes all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by Section 7.1.3, or non-public business information. Confidential Information also will include any additional Company information with respect to which the Company took reasonable and apparent steps to preserve confidentiality. For purposes of this Agreement, the terms of this Agreement will be treated by the Executive as Confidential Information. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between the Executive and the Company, or any Company policy shall be read to prevent the Executive from (a) sharing this Agreement or other information with the Executive’s attorney; (b) reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive will not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that the Executive has made such reports or disclosures; (c) sharing information about this Agreement with the Executive’s spouse, accountant, attorney or financial advisor so long as the Executive ensures that such parties maintain the strict confidentiality of this Agreement; or (d) apprising any future or potential employer or other person or entity to which the Executive provides services of the Executive’s continuing obligations to the Company under this Agreement.
7.1.2.“Inventions” means all discoveries, concepts and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas,

compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.
7.1.3. “Trade Secrets” means any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.
This Section 7.1 includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed by the Executive for the Company or its employees during the Executive’s employment and thereafter.
7.2.Restriction on Use of Confidential Information. The Executive agrees that the Executive’s use of Trade Secrets and other Confidential Information is subject to the following restrictions during the Term and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.
7.3.Non-Disclosure. The Executive agrees that the Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty of the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which has been obtained by the Executive during the Executive’s employment or service by the Company (or any predecessor). The foregoing will not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement will remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Agreement who, in each case, agree to keep such information confidential. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. The provisions of this Section 7.3 will survive the expiration, suspension or termination of this Agreement for any reason.
7.4.Prohibition Against Unfair Competition. At any time after the termination of the Executive’s employment or service with the Company for any reason, the Executive will not engage in competition with the Company while making use of the Trade Secrets of the Company.
7.5.Patents and Inventions. The Executive agrees that any Inventions made, conceived or completed by the Executive during the Executive’s employment or service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed or made by the Executive during the Executive’s employment or service with the Company (“Work Product”) will be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, the Executive hereby (a) irrevocably assigns, transfers and conveys, and will assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to promptly disclose to the Company in confidence all Work Product which the Executive makes arising out of the Executive’s employment or service with the Company. The Executive will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.
8.Non-Solicitation. The Executive agrees that during the Executive’s employment or service with the Company or any of its subsidiaries or affiliates and for the twelve (12) month period immediately following termination of such employment or service for any reason (the “Restricted Period”), the Executive shall not knowingly, directly or indirectly, solicit goods, services or a combination of goods and services from any “Established Customers” of the Company. For purposes of this Agreement, “Established Customer” means a customer, regardless of location, of the Company as of the date the Executive’s employment terminates who continues to be a customer or who the Company reasonably anticipates will continue to be a customer.
9.Non-Solicitation of Employees and Independent Contractors. The Executive agrees that during the Restricted Period, the Executive will not knowingly, directly or indirectly, solicit, induce or attempt to solicit or induce any executive, employee or independent contractor of the Company to terminate such individual’s employment relationship with the Company to go to work for any other company or third party.
10.Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and the Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.
11.Equitable Relief. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any breach of this Agreement by the Executive.
12.Continued Litigation Assistance. The Executive will cooperate with and assist the Company and its representatives and attorneys as requested, during and after the Term, with respect to any litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which the Executive is or has been involved or with respect to which the Executive has relevant information. The Company will reimburse the Executive for any reasonable business expenses the Executive may have incurred in connection with this obligation.
13.Arbitration. Except as provided in Section 11, any disputes, claims or controversies between the Company and the Executive, including, but not limited to, those arising out of or related to this Agreement or out of the parties’ employment relationship, shall be settled by arbitration as provided herein. This Agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location.

The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The Executive and the Company agree that either party shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties. The Executive agrees that the Executive shall have no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or in a representative or a private attorney general capacity on behalf of a class of persons or the general public. No class, collective or representative actions are thus allowed to be arbitrated. The Executive agrees that the Executive must pursue any claims that the Executive may have solely on an individual basis through arbitration.
14.Miscellaneous. The parties hereto further agree as follows:
14.1.Time. Time is of the essence of each provision of this Agreement.
14.2.Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by express mail to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:
To the Company: Gulfport Energy Corporation
713 Market Drive
Oklahoma City, Oklahoma 73114
Attention: Board of Directors
To the Executive: The most recent home address reflected in the records of the Company.
14.3.Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of the Company without the Executive’s consent as well as to any purchaser of the Company.
14.4.Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.
14.5.Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein contained and supersede any prior oral or written agreements related to such subject matter, including, without limitation, that certain Employment Agreement Term Sheet between the Executive and the Company, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.
14.6.Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of Section 14.3 to effect such assumption.
14.7.Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement as well as any other agreements executed in connection with the Executive’s employment with the Company. In the event of a conflict between any employment policy of the Company and this Agreement, this Agreement will control in all respects.
14.8.Third-Party Beneficiary. The Company’s affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.
14.9.Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Executive’s Termination Date to be a “specified employee” within the meaning of that term under Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period shall be paid or provided to the Executive without interest for such delay. Termination of employment as used throughout this Agreement shall refer to a separation from service within the meaning of Section 409A. To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
14.10.Clawback. Notwithstanding anything in this Agreement or any other agreement between the Company and/or its related entities and the Executive to the contrary, the Executive acknowledges that this Agreement shall in all events be subject to (a) any right that the Company may have under any clawback policy or other agreement or arrangement with the Executive, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. In addition, the Executive agrees to be subject to any other compensation clawback arrangement adopted by the Board (whether before or after the Effective Date) which is applicable to all executive officers of the Company. This Section 14.10 shall survive the termination of this Agreement.
14.11.Withholdings. All payments provided for herein shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

GULFPORT ENERGY CORPORATION, a Delaware corporation

By:
Name: Patrick Craine
Title: Chief Legal and Administrative Officer

By:
Matthew Rucker

Exhibit A
Form of Waiver and Release
(see attached)

FORM OF WAIVER AND RELEASE
[The language in this Waiver and Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Waiver and Release document.]
In consideration of, and as a condition precedent to, receiving the termination compensation described in that certain Employment Agreement (the “Agreement”) effective as of March 1, 2023, by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Matthew Rucker, an individual residing in the State of [________] (“Employee”), which was offered to Employee in exchange for a general waiver and release of claims (this “Waiver and Release”). Employee having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for Employee, and Employee’s heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties, including, but not limited to, any claims relating in any way to Employee’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, and including, but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release.
Employee understands and agrees that this Waiver and Release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of Employee’s employment or the separation of Employee’s employment with the Company prior to and including the date of execution of this Waiver and Release.
In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Employee not released by and in this Waiver and Release.
This Waiver and Release does not apply to (i) claims for indemnification pursuant to the Company’s governing documents or any indemnification agreement, (ii) vested benefits under any retirement plan of the Company, (iii) any claims for unemployment compensation or (iv) any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Employee disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Employee further agree that nothing in this Waiver and Release or the Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies.
Employee expressly acknowledges that Employee is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims Employee has or may have against the Released Parties including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Employee signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which Employee was already entitled in the absence of this waiver. Employee further acknowledges: (a) that Employee has been informed by this writing that Employee should consult with an attorney prior to executing this Waiver and Release; (b) that Employee has carefully read and fully understands all of the provisions of this Waiver and Release; (c) Employee is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims Employee may have against any of them; (d) Employee understands and agrees that this Waiver and Release does not apply to any claims that may arise under the ADEA after the date Employee executes this Waiver and Release; (e) Employee has at least [twenty-one (21)]/[forty-five (45)] days within which to consider this Waiver and Release; and (f) Employee has seven (7) days following Employee’s execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Waiver and Release.
Employee acknowledges and agrees that: (a) Employee has had reasonable and sufficient time to read and review this Waiver and Release and that Employee has, in fact, read and reviewed this Waiver and Release; (b) Employee has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) Employee has had

(or has had the opportunity to take) [twenty- one (21)]/[forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of Employee’s choice before signing it and, if Employee signs before the end of that period, Employee does so of Employee’s own free will and with the full knowledge that Employee could have taken the full period; (d) Employee is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) Employee is not relying upon any oral representations made to Employee regarding the subject matter of this Waiver and Release; (f) by this Waiver and Release Employee is receiving consideration in addition to that which Employee was already entitled; and (g) Employee has received all information Employee requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
Employee acknowledges and agrees that Employee has seven (7) days after the date Employee signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Employee further understands that the Waiver and Release will have no force and effect until the end of that seventh (7th) day. If Employee revokes the Waiver and Release, the Company will not be obligated to pay or provide Employee with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.

AGREED TO AND ACCEPTED this _____ day of, 20 ___.

___________________________________
Matthew Rucker